Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com

Allegheny Technologies Names Patrick J. DeCourcy

Interim Chief Financial Officer

Pittsburgh, PA - July 15, 2013 - Allegheny Technologies Incorporated (NYSE:ATI) today named Patrick J. DeCourcy Interim Chief Financial Officer effective immediately.

Mr. DeCourcy, who currently serves as Senior Director Strategic Projects & Business Integration, succeeds Dale G. Reid, who has retired as Executive Vice President, Finance and Chief Financial Officer for personal reasons effective July 15, 2013. Mr. DeCourcy will report to Richard J. Harshman, ATI’s Chairman, President and Chief Executive Officer.

The Company will conduct a comprehensive search for a permanent chief financial officer.

“Pat DeCourcy has deep knowledge of ATI’s flat-rolled products, titanium, and long products businesses. Recently, he has been providing assistance to ATI’s executive management with strategic projects, including the integration of ATI Ladish and the Company’s Flat-Rolled Products segment Hot-Rolling and Processing Facility (HRPF) strategic investment. Pat is well-qualified and capable of leading ATI’s financial organization and responsibilities during this transitional period,” said Mr. Harshman.

Mr. DeCourcy began his career with ATI in 1988 at ATI Allegheny Ludlum and held various finance leadership positions with increasing responsibility. In 1998, he was named Controller of ATI Allegheny Ludlum. In 2000, Mr. DeCourcy was named Vice President, Finance and Administration of ATI Allvac where he served until April 2010. Prior to joining ATI, he worked in the Audit Division of Ernst & Young LLP from 1984 to 1988. Mr. DeCourcy is also a Certified Public Accountant.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $4.9 billion for the last twelve months. ATI has approximately 11,100 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, forgings, castings and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

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